UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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Archstone-Smith Trust

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June 4, 2007
Archstone Associates:
With our recently announced agreement, we are well aware that a number of questions are top of mind with our associates. We understand your concerns and hope that the attachment from Archstone-Smith will provide answers to some of the questions you may have.
Tishman Speyer was attracted to this opportunity because of Archstone-Smith’s strong multifamily platform, and because of the strength of our people and strong record of achievement together.
While the ownership of Archstone-Smith will change as a result of this transaction, we cannot emphasize enough that our ability to operate the business going forward cannot happen without the support of the existing leadership team and the associates of Archstone-Smith.
In addition to this FAQ, Archstone-Smith has and will be filing a number of documents with the SEC, including the Merger Agreement and Proxy. Outside of these documents, we are fairly limited in what we can say, but we are very committed to maintaining open lines of communication throughout this process. Members of the Tishman Speyer team will be in Englewood beginning this week to spend more time with the Archstone-Smith leadership team, and begin to work together to lay out a plan for our future. Tishman Speyer is looking forward to meeting many of you in the coming weeks and months. In addition, members of the Tishman Speyer team will be joining us at the Archstone-Smith annual meeting on June 13 to provide associates with more detail on their company and their approach to the real estate business.
In the meantime, please know that we appreciate your hard work and dedication. It’s because of the excellent job you all do that we have been presented with this opportunity, and we are very excited about the future for our company.

R. Scot Sellers	Rob Speyer
Chairman and CEO	Senior Managing Director
Archstone-Smith	Tishman Speyer

As Scot Sellers mentioned in the All Associate Call on May 29, because we are a public company, there are specific rules about what we can and can’t talk about related to the Tishman Speyer/Lehman Brothers transaction. With that said, we are going to try to share information with you as we are allowed to do so. We know you have many questions about the transaction, and we have tried to answer as many of them as we can at this time.
General questions
Who are Tishman Speyer and Lehman Brothers?
Tishman Speyer is a private developer and operator of commercial and residential real estate. It was formed in 1978 by the combination of two highly successful real estate executives — Robert Tishman and Jerry Speyer. It owns and manages a property portfolio in excess of $40 billion in total value across the United States, Europe, Latin America and Asia, including signature properties such as New York’s Rockefeller Center and Chrysler Center, Lumiere in Paris, and Torre Norte in São Paolo, Brazil. Since 1978, Tishman Speyer has acquired, developed and operated more than 230 properties totaling over 100 million square feet and over 14,000 residential units.
Although Tishman Speyer’s primary focus has been Class A office real estate, it owns apartments in other parts of the world and has completed several condominium developments in the US including the Infinity in San Francisco. However, it did not have an apartment rental platform in the United States until its acquisition of the Stuyvesant Town and Peter Cooper Village apartment properties in Manhattan late last year.
Lehman Brothers is an investment bank that maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity. Lehman Brothers has a long-standing relationship with Tishman Speyer, and it will invest alongside Tishman Speyer in this transaction.
Why did Tishman Speyer want to buy Archstone-Smith?
Tishman Speyer was attracted to our exceptional portfolio of multifamily properties and the strength of our management team.
When will the transaction be complete?
We currently expect the transaction will close by the end of Q3, but there are a variety of conditions that will affect the timing of its approval. For example, while the board has approved the transaction, it must also be approved by our shareholders.
Business impact
Will we continue to operate in existing Archstone-Smith markets?
Tishman Speyer is attracted to Archstone-Smith in part for our fantastic portfolio, which is located in highly attractive U.S. markets. Tishman Speyer feels, as we do, that these are many of the best apartment markets in the U.S. We have no specific information about individual markets at this time.
Will there be any impact on our German operations?
Tishman Speyer is excited about our German operations and the growth potential that exists there for Dana Hamilton and her team and we expect to continue our operations in Germany.

Will our corporate offices relocate?
Our corporate offices will remain in Denver.
How should we respond to questions from residents, vendors and business partners?
We will prepare standard communications for you to use shortly.
What should we do if a reporter contacts us?
Consistent with our current policy, all media inquiries should be directed to Andrew Cantor and his corporate communications team. If you are contacted by the press, tell the reporter “no comment” or “I’m not the appropriate person to comment” and give the reporter Andrew’s name and phone number: 303.708.5998.
Current projects and processes
What effect will the transaction have on recruiting for open positions, existing acquisition / disposition / development projects, interaction with vendors, etc.?
It will be business as usual, including recruiting and hiring for open positions in the ordinary course and the continuation of our existing investment strategy.
You will need to work with your functional and regional leaders on important new commitments — such as notable capital expenditures, acquisitions or sales transactions — because certain transactions will now require Tishman Speyer’s approval.
Employment
How will the transaction affect site-level associates?
We do not expect any significant changes to site-level operations because of the transaction.
How will the transaction affect corporate and regional office associates?
The expectation is that Archstone-Smith will continue as a separate business from Tishman Speyer’s other operations at both the corporate and regional level.
How will the transaction affect the management team?
Tishman Speyer is acquiring Archstone-Smith in part for the quality of our operating platform, and the management team is an important part of this platform. Scot Sellers has agreed to terms of employment to continue to lead Archstone-Smith. Archstone-Smith will continue to operate as a separate platform with a separate management team from Tishman Speyer.
When will individual associates know if they will continue to have their current job following the transaction?
Our continuing business needs are not changing. We will continue to be a dynamic company as we acquire, develop and dispose of properties. Our fundamental business is not changing and therefore, our need for great people today is as strong as it was prior to the transaction. As we discuss our business plan with Tishman Speyer over the next few months, we will be in a better position to communicate with individual associates.

Will Archstone-Smith’s severance plan stay in effect?
The board of directors has approved an enhanced severance plan for our non-site level associates that will go into effect when the transaction closes, and it will be in effect for the 18-month period following the closing. We will share the details of the enhanced severance plan in a separate communication.
Benefits and compensation
What will happen to my benefits, such as my health care, tuition reimbursement, housing discount, etc.?
Our current benefits will remain in place through the transaction closing date. In the 12-month period following the closing, Tishman Speyer has committed that it will maintain our current benefits or provide comparable benefits to what our associates currently have. Tishman Speyer prides itself in providing its professionals with an attractive set of benefits.
What happens to the company match (currently made in Archstone-Smith stock) on my 401(k) plan?
For the period up until closing and for the 12-month period following the closing, the company will continue to match 50% of the first 6% that you contribute to your 401(k). However, rather than making that contribution in Archstone-Smith stock, it will make the matching contribution in cash which will be allocated based on your current allocation instructions.
What happens to my tenure?
Tishman Speyer will honor your original hire date with Archstone-Smith. Your tenure will continue without interruption after the closing.
What happens to vacation, personal and sick day balances?
Your vacation, personal and sick day balances will continue without interruption after the closing. Consistent with all benefits, in the 12-month period following the closing, Tishman Speyer has committed that it will maintain our current benefits or provide comparable benefits to what our associates currently have.
Can I sell my Archstone-Smith stock?
You may sell your stock at any time prior to the closing, subject to Archstone-Smith’s insider trading and other applicable policies and applicable law, or you may hold onto your stock until the closing. This is a personal decision, and we are not making any recommendations one way or the other.
If I do not sell my Archstone-Smith stock before the closing, what will happen to my shares when the closing occurs?
Under the terms of the transaction agreement, you will receive $60.75 per share at closing.
What will happen to my existing long-term incentives (stock options and restricted stock units / RSUs)?
Immediately prior to the consummation of the transaction, all unvested stock options and restricted stock units will vest. When the transaction closes, options will be entitled to receive per underlying share the difference between the cash transaction price of $60.75 and the exercise price per underlying share. Restricted share units will be entitled to receive cash at the transaction price of $60.75.

Because the company will be private, what will happen to future long-term incentive plans?
Tishman Speyer’s goal and historical actions have been to provide its operating teams with long-term incentives so they can share in the company’s growth and value creation over time. We plan to continue to operate in this manner and will review the specifics with Tishman Speyer in the next several weeks.
What happens to my compensation?
Salary and bonus structure will continue as will our current practice of reviewing salaries and salary increases at year end. We will also seek to continue incentive plans including the incentive plans for our investment professionals, but will need to revise those plans to reflect the new ownership.

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the industry, markets in which Archstone-Smith operates, management’s beliefs, assumptions made by management and the transactions described in this press release. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (2) the outcome of any legal proceedings that may be instituted against Archstone-Smith and others following announcement of the transaction agreement; (3) the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and compliance with German anti-trust regulations; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; (5) the ability to recognize the benefits of the transaction; (6) the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction; and (7) the impact of the substantial indebtedness incurred to finance the consummation of the transaction; and other risks that are set forth under “Risk Factors” in Archstone-Smith’s 2006 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. All forward-looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.
Additional Information About the Transaction and Where to Find It
This communication is being made in respect of the proposed transaction transactions involving Archstone-Smith and Archstone-Smith Operating Trust. Archstone-Smith will file a proxy statement with the SEC in connection with the proposed transaction. Archstone-Smith urges investors and shareholders to read the proxy statement when it becomes available and any other relevant documents filed by Archstone-Smith with the SEC because they will contain important information. Separately, Archstone-Smith Operating Trust will file a prospectus/information statement with the SEC in connection with the proposed Archstone-Smith Operating Trust transaction. Archstone-Smith Operating Trust urges investors and unitholders to read the prospectus/information statement when it becomes available and any other relevant documents filed by Archstone-Smith Operating Trust with the SEC because they will contain important information.
The final proxy statement will be mailed to Archstone-Smith shareholders and the prospectus/information statement will be mailed to Archstone-Smith Operating Trust unitholders. The proxy statement, prospectus/information statement and other documents filed with the SEC will be available free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Archstone-Smith and Archstone-Smith Operating Trust will be available free of charge on the investor relations portion of Archstone-Smith’s website at www.archstonesmith.com, or by contacting the investor relations department of Archstone-Smith, telephone (303) 708-5959.
Archstone-Smith and certain of its trustees and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the transaction. The names of Archstone-Smith’s trustees and executive officers and a description of their interests in Archstone-Smith is set forth in definitive proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 11, 2007. Investors, shareholders and unitholders can obtain updated information regarding the direct and indirect interests of Archstone-Smith’s trustees and executive officers in the Archstone-Smith transaction by reading the proxy statement when it becomes available.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.